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                                                                     EXHIBIT 5.1





                                 March 13, 1997


Savannah Foods & Industries, Inc.
2 East Bryan Street
Savannah, Georgia 31401

         Re:  Savannah Foods & Industries, Inc.
              Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to 1,250,000 shares (the "Shares") of the Company's common stock, par value $0.25 per share (the "Common Stock"), that may be issued pursuant to the Company's 1996 Equity Incentive Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plan; (iii) a specimen certificate representing the Common Stock; (iv) the Certificate of Incorporation of the Company, as presently in effect; (v) the By-Laws of the Company, as presently in effect; and (vi) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.



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         Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares pursuant to the provisions of the Plan and the related award agreements as authorized and approved in accordance with the Plan for consideration at least equal to the par value of such shares, such shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                      Very truly yours,

                                      HUNTER, MACLEAN, EXLEY & DUNN, P.C.

                                      /s/ Hunter, Maclean, Exley & Dunn, P.C.